Exhibit 99.1
Investor Relations
+1 (937) 222-2610
ROBBINS & MYERS REPORTS
THIRD QUARTER FISCAL 2007 RESULTS
All Segments Report Sales Growth and Significant Improvements in Profitability
DAYTON, OHIO, June 28, 2007...Robbins & Myers, Inc. (NYSE:RBN) today reported diluted net earnings per share (DEPS) of $0.77 for its third fiscal quarter ended May 31, 2007. In its prior year third quarter, the Company posted a per share loss of $0.01, which included $5 million of net special items. Net earnings per share increased as a result of higher sales, an improved operating cost structure, lower financing costs, and reduced special charges. Current year third quarter results included approximately $0.06 of DEPS benefit from a better than expected effective tax rate, which resulted primarily from improved utilization of net operating loss carry-forward benefits.
The Company reported third quarter 2007 sales of $171 million and orders of $186 million, $18 million and $5 million higher, respectively, than in the prior year third quarter. Excluding sales and orders from divested product lines, sales increased 17%, and orders increased 7%. The Company divested certain product lines from its Romaco business group in March 2006, November 2006 and March 2007.
“We are pleased to report our fourth consecutive quarter of year-over-year sales and order growth and finish the third quarter with record backlog of $212 million,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “End markets remain very active, new product and application initiatives are contributing to our success, and we continue to develop our customer-facing capabilities to identify and execute new avenues of profitable growth.”
The Company achieved earnings before interest, taxes and minority interest (EBIT) of $23 million in the third quarter of 2007, which included $0.4 million of restructuring costs in its Romaco segment. Excluding special items in both the current and prior periods, adjusted EBIT margins increased 630 basis points over the prior year to 13.7%. The improvement in adjusted EBIT margins was driven primarily by higher sales volume and savings from completed restructuring programs, as well as a favorable sales mix within the Fluid Management segment that is expected to moderate in the fourth quarter. The Company also reported $27 million of EBITDA in its current year third quarter.
“We have made great progress transforming our Company over the past two years,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Through product line dispositions and other restructuring efforts, our Romaco business is now profitable and focused on growth in its core packaging and processing markets. We are benefiting from our Process Solutions business’ improved cost structure with higher margins and increasing sales. Our Fluid Management business continues to take advantage of healthy end markets and leverage functional capabilities across the group to increase sales and profits. We are well positioned to produce record results in 2007.”

The Company announced that it increased its fiscal 2007 DEPS guidance from $2.20 — $2.40 to $2.60 - $2.70 and established fourth quarter diluted earnings per share guidance of $0.75 — $0.85.
Third Quarter Results by Segment
All comparisons are made against the comparable year-ago period unless otherwise stated.
The Fluid Management segment reported $74.4 million of sales in the third quarter of 2007, 21% higher than in the prior year period, and orders increased 15% to $75.1 million, due primarily to favorable energy market conditions. As a result of increased sales and better utilization of facilities, as well as a favorable product mix that is expected to moderate in the fourth quarter, EBIT grew 62% to $20.6 million in the third quarter, and EBIT margins improved 710 basis points to 27.7%.
The Company’s Process Solutions segment third quarter sales increased 16% to $66.4 million, and orders grew 9% to $78.0 million as a result of favorable global chemical and pharmaceutical market conditions, sales from newer applications and currency exchange rate changes. Third quarter 2007 EBIT improved to $5.3 million. Excluding $3.5 million of restructuring costs incurred in the prior year third quarter, adjusted EBIT margins expanded by 280 basis points to 7.9% as a result of sales growth and benefits from prior year restructuring.
Romaco segment third quarter fiscal 2007 sales of $30.6 million and orders of $33.0 million are lower than in the prior year quarter due to the sale of four product lines since March 2006, including the disposition of a small product line in the third quarter of 2007. Excluding these divested product lines, third quarter sales increased 11% year-over-year and orders decreased 12% as a result of unusually strong orders in the prior year. The segment earned $1.2 million of EBIT in the third quarter of 2007 versus a loss of $1.4 million in the comparable prior year period. Excluding special items from both periods, adjusted EBIT margins improved 430 basis points to 5.2%.
Conference Call to Be Held at 10:00 AM (Eastern) Tomorrow
A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, June 29, 2007. The call can be accessed via webcast or via telephone by dialing (866) 713-8395 (US/Canada) or +1 (617) 597-5309 (outside US/Canada) and using access code 69982876. Webcast information and conference call materials will be made available on the Company’s website (www.robn.com, “Investor Information” section) prior to the start of the call. Telephonic replays will be available for one week by calling (888) 286-8010 (US/Canada) or +1 (617) 801-6888 (outside US/Canada) and using the access code 48695343.
About Robbins & Myers
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global energy, chemical, pharmaceutical and industrial markets.
In this release the Company refers to various non-GAAP measures, including EBIT and EBITDA (earnings before interest, taxes, depreciation and amortization). The Company believes these measures are helpful to investors in assessing its performance. The reconciliation of EBIT to net income is presented in the condensed consolidated income statement below. The reconciliation of EBITDA to net income is as follows:
(Millions)

Third Quarter Ended
May 31, 2007
Net income	$13.2
Interest expense	1.5
Income taxes	8.0
Depreciation and amortization	4.0

EBITDA	$26.7

In addition to historical information, this release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; the impacts of Sarbanes-Oxley section 404 procedures; work stoppages related to union negotiations; customer order cancellations; the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements; the ability of the Company to realize the benefits of its restructuring program in its Romaco and Process Solutions Segments, including the receipt of cash proceeds from the sale of excess facilities; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; the potential impact of U.S. and foreign legislation, government regulations, and other government action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
[Financial Tables]

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
 (Unaudited)

(in thousands)	May 31, 2007	August 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$62,459	$48,365
Accounts receivable	139,963	124,569
Inventories	109,186	94,990
Other current assets	7,606	6,260
Deferred taxes	10,274	9,937

Total Current Assets	329,488	284,121

Goodwill & Other Intangible Assets	281,797	273,834
Other Assets	13,066	14,381
Property, Plant & Equipment	128,902	127,030

	$753,253	$699,366

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$58,351	$62,749
Accrued expenses	109,461	102,327
Current portion of long-term debt	73,660	744

Total Current Liabilities	241,472	165,820

Long-Term Debt — Less Current Portion	30,000	104,787
Other Long-Term Liabilities	88,951	89,337
Shareholders’ Equity	392,830	339,422

	$753,253	$699,366

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
 (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2007	2006	2007	2006
Sales	$171,428	$153,243	$488,359	$442,199
Cost of sales	110,013	100,438	318,232	292,823

Gross profit	61,415	52,805	170,127	149,376
SG&A expenses	37,628	40,779	113,210	122,718
Amortization expense	366	625	1,118	1,766
Goodwill impairment charge	0	9,174	0	39,174
Other	421	(3,947)	(2,158)	(2,707)

Income (loss) before interest and income taxes	23,000	6,174	57,957	(11,575)
Interest expense	1,465	3,125	4,350	10,324

Income (loss) before income taxes and minority interest	21,535	3,049	53,607	(21,899)
Income tax expense	7,952	2,846	20,903	5,365
Minority interest	335	278	911	1,343

Net income (loss)	$13,248	($75)	$31,793	($28,607)

Net income (loss) per share:
Basic	$0.78	($0.01)	$1.87	($1.94)
Diluted	$0.77	($0.01)	$1.86	($1.94)

Weighted Average Common Shares Outstanding:
Basic	17,085	14,784	16,993	14,743
Diluted	17,205	16,592	17,103	16,541

Orders	$186,053	$180,923	$531,144	$494,159

Backlog	$212,151	$162,972	$212,151	$162,972

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
 (Unaudited)

	Three Months Ended				Nine Months Ended
	May 31,		May 31,		May 31,		May 31,
(in thousands)	2007		2006		2007		2006
Sales
Fluid Management	$74,418		$61,675		$208,236		$171,934
Process Solutions	66,442		57,138		194,311		164,172
Romaco	30,568	(2)	34,430	(2)	85,812	(2)	106,093	(2)

Total	$171,428		$153,243		$488,359		$442,199

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$20,585		$12,701		$53,010		$36,886
Process Solutions	5,261		(617	)(1)	21,413	(1)	2,690	(1)
Romaco	1,163	(2)	(1,388	)(2)	(4,109	)(2)	(37,457	)(2)
Corporate and Eliminations	(4,009)		(4,522)		(12,357)		(13,694)

Total	$23,000		$6,174		$57,957		($11,575)

Depreciation and Amortization
Fluid Management	$1,698		$1,802		$5,116		$5,356
Process Solutions	1,647		1,691		4,855		5,047
Romaco	472		731		1,507		2,228
Corporate and Eliminations	166		422		682		1,205

Total	$3,983		$4,646		$12,160		$13,836

Orders
Fluid Management	$75,067		$65,585		$221,535		$179,333
Process Solutions	78,018		71,505		212,969		191,515
Romaco	32,968		43,833		96,640		123,311

Total	$186,053		$180,923		$531,144		$494,159

Backlog
Fluid Management	$46,597		$29,013		$46,597		$29,013
Process Solutions	107,091		84,455		107,091		84,455
Romaco	58,463		49,504		58,463		49,504

Total	$212,151		$162,972		$212,151		$162,972

(1)	The nine month period ended May 31, 2007 includes a $5,036,000 gain on the sale of land and buildings. The three and nine month periods ended May 31, 2006 include costs of $3,516,000 and $4,653,000, respectively, related to restructuring of our Process Solutions businesses and closure of an Edlon facility. The nine month period ended May 31, 2006 also includes a gain of $1,800,000 related to the sale of land and buildings in China.

(2)	The three month periods ended May 31, 2007 and 2006 include costs of $421,000 and $60,000, respectively related to restructuring our Romaco business. Also, in the three month period ended May 31, 2007 we disposed of an unprofitable brand for approximately its book value. The costs of the Romaco restructuring included in the nine month periods ended May 31, 2007 and 2006 were $2,878,000 (including a $1,060,000 loss on the sale of another unprofitable brand in the second quarter of 2007) and $1,963,000, respectively. In the third quarter of fiscal 2006 we also sold two profitable Romaco brands at a gain of $7,523,000. The three and nine month periods ended May 31, 2006 also include goodwill impairment charges of $9,174,000 and $39,174,000, respectively. Ficsal 2006 also includes sales and EBIT of disposed brands.